SUPPLEMENT DATED MAY 4, 2009

to

PROSPECTUSES DATED MAY 1, 2009 For:
SUN LIFE FINANCIAL MASTERS ACCESS,
SUN LIFE FINANCIAL MASTERS EXTRA,
SUN LIFE FINANCIAL MASTERS CHOICE, and
SUN LIFE FINANCIAL MASTERS FLEX

ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
SUN LIFE OF CANADA (U.S.) VARIABLE ACCOUNT F

This supplement describes certain changes we are making in the features that are available under the Contracts covered by the above-listed prospectuses. All capitalized terms used in this Supplement have the same meaning as defined in the Prospectuses.

CLOSING OF NEW ALLOCATIONS TO GUARANTEE PERIODS

Effective May 4, 2009, we will no longer accept any additional amounts to be invested in or allocated to any Guarantee Periods. This applies to all Contracts, whether issued before or after that date.

Under this change, all Guarantee Periods will be closed to new amounts from any source, including: initial or subsequent Payments you may make (including Payments directed into our Secured Future Program); transfers of Account Value into a Guarantee Period from any other Guarantee Period or Sub-Account; renewals at the end of an existing Guarantee Period; and any other amounts.

Any of your Account Value that is already being held in a Guarantee Period at May 4, 2009 will not be affected by our closing the Guarantee Periods to new amounts. At the end of that Guarantee Period we will automatically transfer all of your Account Value remaining therein to the Money Market Sub-Account, if you have not by that time requested that we transfer all of such amounts to any other Sub-Account(s).